EXHIBIT 10.2

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
DUKE-WEEKS REALTY LIMITED PARTNERSHIP

           The undersigned, as the General Partner of Duke-Weeks Realty Limited Partnership (the "Partnership", hereby amends the Partnership's Second Amended and Restated Agreement of Limited Partnership, as heretofore amended (the "Partnership Agreement"), pursuant to Sections 4.02(a) and 9.05(a)(v) of the Partnership Agreement, to add a new Exhibit O to read as provided in the attached Exhibit O. In all other respects, the Partnership Agreement shall continue in full force and effect as amended hereby. Any capitalized terms used in this agreement and not defined herein have the meanings given to them in the Partnership Agreement.

Dated: February 1, 2001.
DUKE-WEEKS REALTY CORPORATION,
as General Partner

By: _______________________________
Matthew A. Cohoat
Senior Vice President and
Corporate Controller

Exhibit O

           Series I Preferred Units. Pursuant to authority granted under Section 4.02(a) of this Agreement, the General Partner hereby establishes a series of preferred Units designated the 8.45% Series I Cumulative Redeemable Preferred Units (Liquidation Preference $250.00 Per Unit)(the "Series I Preferred Units") on the following terms:

(a)         Number. The number of authorized units of the Series I Preferred Units shall be 345,000 and shall at all times be equal to the number of 8.45% Series I Cumulative Redeemable Preferred Shares ("Series I Preferred Shares) issued by the General Partner and then outstanding. Series I Preferred Units shall be issued only to and held only by the General Partner.

           (b)      Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series I Preferred Units shall rank (i) on a parity with any class or series of Units of the Partnership ("Parity Units") ranking, as to the payment of Distributions and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the Distribution rates, Distribution payment dates or redemption or liquidation prices per Unit thereof are different from those of the Series I Preferred Units) if the holders of such class or series of Units and the Series I Preferred Units shall be entitled to the receipt of Distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Profits, Losses and other items) in proportion to their respective amounts of accrued and unpaid Distributions per Unit or liquidation preferences, without preference or priority one over the other, (ii) senior to any class or series of Units of the Partnership ranking, as to Distributions or upon liquidation, junior to the Series I Preferred Units (collectively, "Junior Units") and (iii) senior to the Common Units and any other class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series I Preferred Units (collectively, "Fully Junior Units"). In the event of a Terminating Capital Transaction and/or a liquidation, dissolution or winding up of the Partnership, holders of Series I Preferred Units shall be entitled to such Distributions as provided in Section 4.04 of the Partnership Agreement, taking into account the required allocations of Profits, Losses and other items to the Partnership as provided in Section 4.06 of the Partnership Agreement. Distributions to the holder of Series I Preferred Units will be made prior to Distributions to holders of Junior Units or Fully Junior Units or to other Partners in accordance with Capital Account positive balances pursuant to Section 4.04(d). Nothing contained in Section 4.06 of the Partnership Agreement or this Exhibit O shall prohibit the Partnership from issuing additional Units which are Parity Units with Series I Preferred Units.

         (c)      Distributions.

The General Partner, as holder of the then outstanding Series I Preferred Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative Distributions at an initial rate of 8.45% per Unit per year, payable in equal amounts of $5.28125 per Unit quarterly in cash on the last day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day beginning on March 31, 2001 (each such day being hereinafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a “Distribution Period”). Distributions shall be payable to the General Partner as holder of the Series I Preferred Units at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Partnership for the payment of Distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date.  The amount of any distribution payable for any Distribution Period shorter than a full Distribution Period (including the first Dividend Period) shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Distributions on each Series I Preferred Unit shall accrue and be cumulative from  and including the date of original issue thereof, whether or not (i) Distributions on such units are earned and declared, (ii) the Partnership has earnings, or (iii) on any Quarterly Distribution Date there shall be funds legally available for the payment of Distributions. Distributions paid on the Series I Preferred Units in an amount less than the total amount of such Distributions at the time accrued and payable on such units shall be allocated pro rata on a per Unit basis among all such Series I Preferred Units at the time outstanding. Except as provided in subparagraph (e)(2)(v) and the last sentence of this paragraph, unless the full cumulative Distributions on the Series I Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Distributions (other than Distributions payable solely in Common Units or other Fully Junior Units) shall be declared or paid or set aside for payment or other Distribution made upon the Common Units or any other units of Partnership interest ranking junior to or on a parity with the Series I Preferred Units as to Distributions or upon liquidation, nor shall any Common Units, or any other units of Partnership interest ranking junior to or on a parity with the Series I Preferred Units as to Distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such units) by the Partnership or any subsidiary of the Partnership (except for conversion into or exchange for such capital units of the Partnership ranking junior to the Series I Preferred Units as to Distributions and upon liquidation).  If accrued Distributions on the Series I Preferred Units for all prior Distribution Periods have not been paid in full, then any Distribution declared on the Series I Preferred Units for any Distribution Period and on any series of preferred units at the time outstanding ranking on a parity as to the Distributions with the Series I Preferred Units will be declared ratably in proportion to accrued and unpaid Distributions on the Series I Preferred Units and such series of preferred units at the time outstanding ranking on a parity as to Distributions with the Series I Preferred Units.

  “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

  (2)      The amount of any Distributions accrued on any Series I Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid Distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of Distributions accrued on any units of Series I Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid Distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual Distribution rate of 8.45% per unit, for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

  (3)      Except as provided in this Exhibit O, the Series I Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

  (4)      Any Distribution payment made on the Series I Preferred Units shall be first credited against the earliest accrued but unpaid Distribution due with respect to such units which remains payable.

  (5)      If, for any taxable year, the Partnership elects to designate as “capital gain Distributions” (as defined in Section 857 of the Code), any portion (the “Capital Gains Amount”) of the Distributions paid or made available for the year to holders of all classes of Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series I Preferred Units shall be the amount that the total Distributions paid or made available to the holders of the Series I Preferred Units for the year bears to the Total Distributions.

(e)          No Distributions on the Series I Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.  Notwithstanding the foregoing, Distributions on the Series I Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such Distributions and whether or not such Distributions are authorized.

(e)      Liquidation Rights.

(e)         Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holders of the Series I Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership available for distribution to the Partners, before any payment or distribution shall be made on any Junior Units, the amount of $250.00 per Series I Preferred Unit, plus accrued and unpaid Distributions thereon.

(e)         After the payment to the holders of the Series I Preferred Units of the full preferential amounts provided for in this Exhibit O, the holders of the Series I Preferred Units, as such, shall have no right or claim to any of the remaining assets of the Partnership.

(e)         If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Partnership, the amounts payable with respect to the preference value of the Series I Preferred Units and any other units of the Partnership ranking as to any such distribution on a parity with the Series I Preferred Units are not paid in full, the holders of the Series I Preferred Units and of such other units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective preference amounts to which they are entitled.

  (4)               Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, nor the merger or consolidation of the Partnership into or with any other entity or the merger or consolidation of any other entity into or with the Partnership, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Exhibit O.

(e)      Redemption by the Partnership.

(1)         Optional Redemption.  The General Partner shall cause the Partnership to redeem one Series I Preferred Unit for each Series I Preferred Share redeemed by the General Partner, at a price per Series I Preferred Unit (the “Series I Redemption Price”), payable in cash, of $250.00, together with all accrued and unpaid Distributions to and including the date fixed for redemption (the “Series I Redemption Date”).  The Series I Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2)         Procedures of Redemption.

   (i)      The General Partner shall provide the Partnership with a copy of any notice of redemption given by the General Partner pursuant to Section (e)(2)(i) of Exhibit I to its Second Amended and Restated Articles of Incorporation, as amended.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series I Preferred Units.

   (ii)               If notice has been mailed by the General Partner in accordance with Section (e)(2)(i) of Exhibit I to its Second Amended and Restated Articles of Incorporation, as amended, and provided that on or before the Series I Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Partnership, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series I Preferred Units so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series I Redemption Date, Distributions on the Series I Preferred Units so called for redemption shall cease to accumulate, and said units shall no longer be deemed to be outstanding and shall not have the status of Series I Preferred Units and all rights of the General Partner as holder thereof (except the right to receive the Series I Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series I Preferred Units so redeemed (properly endorsed or assigned for transfer, if the Partnership shall so require and the notice shall so state), such Series I Preferred Units shall be redeemed by the Partnership at the Series I Redemption Price.  In case fewer than all the Series I Preferred Units represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series I Preferred Units without cost to the holder thereof.

   (iii)     Any funds deposited with a bank or trust company for the purpose of redeeming Series I Preferred Units shall be irrevocable except that:

     (A)     the Partnership or the General Partner, as the case may be, shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust; and

     (B)     any balance of monies so deposited and unclaimed by the General Partner, as holder of the Series I Preferred Units entitled thereto at the expiration of two years from the applicable Series I Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Partnership, and after any such repayment, the General Partner as holder of the units entitled to the funds so repaid to the Partnership shall look only to the Partnership for payment without interest or other earnings.

   (iv)     No Series I Preferred Units may be redeemed except from proceeds from the sale or other issuance of other equity interests of the Partnership.

(v)         Unless full accumulated distributions on all Series I Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series I Preferred Units shall be redeemed or purchased or otherwise acquired directly or indirectly by the Partnership or any subsidiary of the Partnership (except by conversion into or exchange for Fully Junior Units) and no preferred units of the Partnership shall be redeemed unless all outstanding Series I Preferred Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption of Series I Preferred Units to preserve the REIT status of the General Partner or the purchase or acquisition of Series I Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series I Preferred Units.  Notwithstanding the foregoing, in the case of a Redemption Request (as defined below) which has not been fulfilled at the time the General Partner gives notice of its election to redeem all or any Series I Preferred Shares, the Series I Preferred Units which are the subject of such pending Redemption Request shall be redeemed prior to any other Series I Preferred Units.

         (f)      Voting Rights.  Except as required by law, and as set forth below, the holders of the Series I Preferred Units shall not be entitled to vote at any meeting for any purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of Partners.

(1) So long as any Series I Preferred Units remain outstanding, the Partnership will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series I Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of units ranking prior to the Series I Preferred Units with respect to the payment of Distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized units of the Partnership into such units, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such units; or (ii) amend, alter or repeal the provisions of the Partnership’s Amended and Restated Agreement of Limited Partnership, as amended, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series I Preferred Units or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series I Preferred Units remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Partnership may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series I Preferred Units and provided further that (x) any increase in the amount of the authorized preferred units or the creation or issuance of any other series of preferred units, or (y) any increase in the amount of authorized Series I Preferred Units or any other preferred units, in each case ranking on a parity with or junior to the Series I Preferred Units with respect to payment of Distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series I Preferred Units shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

           (2)      On each matter submitted to a vote of the holders of Series I Preferred Units in accordance with this Exhibit O, or as otherwise required by law, each Series I Preferred Unit shall be entitled to ten (10) votes, each of which ten (10) votes may be directed separately by the holder thereof.